EXHIBIT (14)(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form N-6 (Registration Statement No. 333-06071) of our report dated April 14, 2004 relating to the financial statements of the Subaccounts of MONY America Variable Account L and our report dated February 4, 2004, except for matters described as subsequent events in Note 14, to which the date is March 9, 2004, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 30, 2004